Exhibit 10.29

+1 (702) 500-9000 hello@boxabl.com www.boxabl.com 5345 E N Belt Rd. North Las Vegas. NV 89115

SUBJECT TO BOARD APPROVAL

December 11, 2025

Morris A. Davis

24 Inwood Circle

Chatham, NJ 07928

Subject: Invitation to Join the Board of Directors

Dear Morris,

On behalf of the Board of Directors of Boxabl, Inc., it is my great pleasure to formally invite you to serve as a member of our Board. We believe your expertise in real estate and your commitment to affordable housing will bring invaluable insight and leadership to our organization.

Term of Service: Your appointment will commence on December 12, 2025, and continue until December 31, 2026, subject to renewal in accordance with our bylaws.

Expectations & Responsibilities: As a Board Member, you will be expected to:

●	Attend scheduled board meetings and special sessions as needed.
●	Participate actively in strategic planning, governance, and oversight.
●	Serve on committees assigned.
●	Act as an ambassador for our mission and values.

Compensation & Reimbursement: This is a voluntary/paid position. You will receive $80,000 in cash paid in quarterly installments, $250,000 of RSUs under the current SCP, and reimbursement for reasonable expenses incurred in the course of your duties.

Confidentiality & Compliance: Board members are expected to uphold the highest standards of integrity, comply with all applicable laws, and maintain the confidentiality of sensitive information.

We are confident that your leadership will help guide Boxabl, Inc. toward continued success and impact. Please confirm your acceptance by signing and returning this letter at your earliest convenience.

We look forward to welcoming you to the Board and working together to advance our mission.

Warm regards,

Rod Truman

Human Resources Manager

Boxabl, Inc.

Acknowledgment & Acceptance:

I, Morris A. Davis, accept the invitation to serve on the Board of Directors of Boxabl, Inc. under the terms outlined above.

Signature:	/s/ Morris A. Davis

Date:	December 11, 2025

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